EXHIBIT 23(b)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of Citizens, Inc.:
We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-77698, 333-58698, 333-118134, 333-139473, and 333-143518) and in the related Prospectuses of Citizens, Inc. of our reports dated March 14, 2008, with respect to the consolidated financial statements and schedules of Citizens, Inc. and the effectiveness of internal control over financial reporting of Citizens, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2007.
/s/ Ernst & Young LLP
Austin, Texas
March 14, 2008